Exhibit 10.32
ALLIANCE LAUNDRY HOLDINGS INC.
SENIOR EXECUTIVE SEVERANCE AND CHANGE OF CONTROL PLAN
SECTION 1.    Effective Date; Purpose. (a) This Alliance Laundry Holdings Inc. Senior Executive Severance and Change of Control Plan (the “Plan”) is effective as of [●], 2025 (the “Effective Date”).
(b)    The Plan provides participating employees of the Company (as defined below) with certain severance and/or Change of Control (as defined below) payments and benefits.
SECTION 2.    Certain Defined Terms. As used in the Plan, the following terms have the meanings ascribed thereto below:
“Accrued Rights” means: (a) any base salary or commissions (if applicable) earned through, but not paid as of, the date of the Participant’s Qualifying Termination and (b) any vested employee benefits to which the Participant is entitled as of the date of the Participant’s Qualifying Termination under the other employee benefit plans and arrangements of the Company.
“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (b) any entity in which the Company has a significant equity interest, in either case, as determined by the Committee.
“Annual Base Salary” means the Participant’s annual base salary as in effect as of the date of the Participant’s Qualifying Termination (without regard to any reduction that would constitute Good Reason).
“Board” means the board of directors of the Company.
“Cause” shall have the meaning ascribed to such term (or term of like import) in any Individual Agreement, and, in the absence of such Individual Agreement in which such term (or term of like import) is defined, the Equity Plan.
“Change of Control” shall have the meaning ascribed to such term in the Equity Plan.
“Change of Control Period” means the period commencing on the closing date of a Change of Control and ending 24 months following such date.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the U.S. Internal Revenue Code of 1986.
“Committee” means the Compensation Committee of the Board or a subcommittee thereof, or such other committee of the Board as may be designated by the Board to administer the Plan.

“Company” means Alliance Laundry Holdings Inc., a corporation organized under the laws of Delaware, together with any successor thereto, including any successor to its business and/or assets which executes and delivers the agreement provided for in Section 18 or which otherwise becomes bound by all the terms and provisions of the Plan by operation of law (such successor, the “Successor Entity”).
“Disability” means a Participant’s inability to perform the customary duties of his or her position of employment by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than 12 months. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.
“Equity Awards” means, collectively (as applicable), a Participant’s outstanding stock options, stock appreciation rights, restricted shares, restricted stock units and other equity-based or equity-related awards.
“Equity Plan” means the Company’s 2025 Omnibus Incentive Compensation Plan, as amended from time to time, or any successor plan thereto.
“Exchange Act” means the Securities Exchange Act of 1934.
“General Release” means a general release of claims in the form attached hereto as Exhibit B, subject to any updates in order to comply with applicable law.
“Good Reason” shall have the meaning ascribed to such term (or term of like import) in any Individual Agreement, and, in the absence of such Individual Agreement in which such term (or term of like import) is defined, such term means the occurrence of one or more of the following, without the Participant’s prior written consent:
(a)    a material reduction by the Company of the Participant’s then-current annual target compensation (which, for the avoidance of doubt, is comprised of annual base salary, annual target bonus and target value of annual equity-based awards), other than prior to a Change of Control any reduction that (i) is generally applicable to senior leadership team executives of the Company and (ii) does not exceed 15% of the Participant’s then-current annual target compensation in the aggregate;
(b)    any material breach by the Company of any agreement between the Participant and the Company;
(c)    during a Change of Control Period, a change to the location of such Participant’s principal place of employment that is more than 50 miles from his or her principal place of employment on the date immediately preceding the applicable Change of Control; or
(d)    during a Change of Control Period, a material diminution in the Participant’s title, position, duties, authorities or responsibilities or a material detrimental change in the Participant’s reporting relationship, in each case, as in effect immediately prior to the applicable Change of Control;
provided that, no such event shall constitute Good Reason unless the Participant notifies the Committee of the occurrence of such event within 30 days after the Participant first has actual knowledge of such occurrence, the Company fails to cure such event within 90 days after receipt of such notice and the Participant terminates employment within 30 days following the end of such cure period.
“Individual Agreement” means, as to a Participant, any agreement as may be in effect at the time of the Participant’s Qualifying Termination between the Participant and the Company that provides for compensation upon a termination of employment or upon a Change of Control (or term of like import).
“Non-CIC Severance” means the severance benefits provided under Section 7 of the Plan or the severance benefits provided under an Individual Agreement upon a termination of employment.
“Participant” means an employee of the Company who meets the requirements to be eligible to receive Plan benefits as set forth in Section 4.
“Person” means a “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act.
“Plan Tier” means the tier to which a Participant is assigned for purposes of participation in the Plan, as set forth in the Participant’s Participation Notice (as described in Section 4). During a Change of Control Period, no Participant’s Plan Tier may be reduced.
“Qualifying Termination” means (a) the termination of the Participant’s employment by the Company without Cause (other than as a result of death or Disability) or (b) a resignation by the Participant for Good Reason.
“Target Annual Bonus” means the Participant’s target annual cash bonus amount for the plan year in which the Participant’s Qualifying Termination occurs (without regard to any reduction that would constitute Good Reason).
“Section 280G” means Section 280G of the Code.
“Section 409A” means Section 409A of the Code.
SECTION 3.    Administration. The Plan shall be administered by the Committee. The Committee shall also be authorized to engage or employ agents, attorneys, accountants, consultants, and other advisors which it deems to be necessary or appropriate to assist in discharging its duties hereunder.

SECTION 4.    Participants. An employee of the Company is eligible to participate in the Plan if (a) the employee is the Company’s Chief Executive Officer or his or her direct report or has otherwise been designated in the sole discretion of the Committee as eligible to participate; (b) the employee is designated as a Participant by the Committee through a Participation Notice in the form attached hereto as Exhibit A (which will specify the Participant’s Plan Tier and whether the Participant is eligible for Non-CIC Severance under Section 7); (c) the employee has signed and returned the Participation Notice provided by the Committee; and (d) the employee meets the other conditions set forth in Section 5. The determination of whether an employee is a Participant will be made by the Committee, in its sole discretion, and such determination will be binding and conclusive on all persons.
SECTION 5.    Conditions for Severance Payments and Benefits. A Participant shall be entitled to the payments and benefits described in Section 7 and Section 8 only if the following conditions are met:
(a)    the Participant experiences a Qualifying Termination; and
(b)    the Participant executes and delivers to the Company a General Release within the applicable time period set forth therein, and the General Release becomes effective and irrevocable no later than the 52nd day after the Qualifying Termination (such date, the “Release Effective Date”).
SECTION 6.    Exceptions to Severance Benefit Entitlement. A Participant will not receive benefits under Section 7 or Section 8 in the following circumstances, as determined by the Committee in its sole discretion:
(a)    The Participant’s employment is terminated by the Company for any reason (including due to the Participant’s death or Disability) or such Participant voluntarily terminates employment, in each case, other than in a manner that constitutes a Qualifying Termination. For the avoidance of doubt, a voluntary termination includes, without limitation, such Participant’s resignation without Good Reason, retirement or failure to return from a leave of absence on the scheduled date (unless agreed otherwise by the Company);
(b)    The Participant is offered immediate reemployment by a Successor Entity following a Change of Control and the terms of such reemployment would not give rise to the Participant’s right to a resignation for Good Reason under the Plan. For purposes of the foregoing, “immediate reemployment” means that the Participant’s employment with the Successor Entity results in uninterrupted employment such that the Participant does not incur a lapse in pay or benefits as a result of the Change of Control. For the avoidance of doubt, a Participant who becomes immediately reemployed by a Successor Entity following a Change of Control will continue to be a Participant following the date of such reemployment; and
(c)    The Participant is rehired by the Company and recommences employment prior to the date severance benefits under the Plan are scheduled to commence.

SECTION 7.    Amount of Severance Payments and Benefits for Qualifying Termination Outside of a Change of Control Period.
(a)    Qualifying Termination. If a Participant experiences a Qualifying Termination at any time other than during a Change of Control Period and meets the conditions set forth in Section 5, then the Company shall pay or provide to the Participant the following, but only to the extent the Committee has designated the Participant as eligible for benefits under this Section 7:
(i)    Base Salary. A Participant will receive cash severance payments in an aggregate amount equal to the Participant’s Annual Base Salary for the following number of months (such number of months beginning on the date of the Qualifying Termination, the “Severance Period” for that Participant), depending on the Participant’s Plan Tier:
(A)    Tier 1:         24 months
(B)    Tier 2:         12 months
(ii)    Target Bonus. A Participant will receive cash severance payments in an aggregate amount equal to a percentage of the Participant’s Target Annual Bonus for the calendar year in which the Qualifying Termination occurs (which for the avoidance of doubt will not be pro-rated), depending on the Participant’s Plan Tier:
(A)    Tier 1:         200%
(B)    Tier 2:         100%
(iii)    Medical Continuation Subsidy. If a Participant maintains health coverage under the Company’s group health plan on the date of the Participant’s Qualifying Termination, then regardless of whether the Participant elects COBRA continuation coverage, the Company shall provide a taxable lump sum payment equal to the product of (A) the monthly COBRA premium that the Participant would be required to pay to continue the level of group health coverage in effect on the date of the Participant’s Qualifying Termination (with such amount based on the applicable monthly premium in effect on such date) and (B) the following number of months:
(X)    Tier 1:         24 months
(Y)    Tier 2:         12 months
No provision of the Plan shall affect the continuation coverage rules under COBRA or the length of time during which COBRA coverage will be made available to the Participant, and all of the Participant’s other rights and obligations under COBRA shall be applied in the same manner that such rules would apply in the absence of the Plan.
(b)    Payment Timing. The cash severance payments described in Section 7(a)(i) will be paid in the form of salary continuation over the course of the Severance Period, on the regular payroll dates of the Company as applicable; provided, that amounts that would otherwise be due prior to the Release Effective Date, will instead accumulate and be paid on the first payroll date occurring on or after the Release Effective Date. The cash severance payments described in Section 7(a)(ii) will be paid to Participant in equal installments on the same dates as the Annual Base Salary payments provided in Section 7(a)(i). The payment described in Section 7(a)(iii) will be paid in a single lump-sum payment no later than the first payroll date occurring on or after the Release Effective Date.
SECTION 8.    Amount of Severance Payments and Benefits for Qualifying Termination during a Change of Control Period.
(a)    Qualifying Termination. If a Participant experiences a Qualifying Termination during a Change of Control Period and meets the conditions set forth in Section 5, then the Company shall pay or provide to the Participant the following:
(i)    Base Salary. A Participant will receive cash severance payments in an aggregate amount equal to the Participant’s Annual Base Salary for the following number of months, depending on the Participant’s Plan Tier:
(A)    Tier 1:         36 months
(B)    Tier 2:         24 months
(ii)    Target Bonus. The Participant will receive cash severance payments in an aggregate amount equal to a percentage of the Participant’s Target Annual Bonus for the calendar year in which the Qualifying Termination occurs (which for the avoidance of doubt will not be pro-rated), depending on the Participant’s Plan Tier:
(A)    Tier 1:         300%
(B)    Tier 2:         200%
(iii)    Medical Continuation Subsidy. Participants will be eligible to receive the benefit described in Section 7(a)(iii) above, except that the number of months specified in Section 7(a)(iii)(B) shall be replaced with the number of months specified in Section 8(a)(i).
(iv)    Equity Award Acceleration. Notwithstanding anything in the Equity Plan or the award agreements thereunder to the contrary, a Participant’s resignation for Good Reason will be treated as an involuntary termination without Cause for all purposes under the Equity Plan and award agreements applicable to the Participant’s outstanding Equity Awards, and any unvested portion of the Participant’s Equity Awards will immediately vest in full and become exercisable (as applicable), with all performance conditions (appropriately prorated through the date of such Qualifying Termination) deemed satisfied at the greater of target or actual level of performance, on the date of such Qualifying Termination. Except as provided in this Section 8(a)(iv), a Participant’s awards under the Equity Plan will remain subject to the terms and conditions of the Equity Plan and award agreements thereunder, and no provision of the Plan will be construed as to limit the actions that may be taken under, or to violate the terms of, such Equity Plan.
(b)    Payment Timing. The cash severance amounts described in Sections 8(a)(i)-(iii) will be paid in a single lump-sum payment no later than the first payroll date following the Release Effective Date; provided, however, in the event that (i) the Participant would have been entitled to Non-CIC Severance upon the Qualifying Termination in the absence of this Section 8 (whether under Section 7 or an Individual Agreement) and (ii) any portion of such Non-CIC Severance would have constituted “deferred compensation” within the meaning of Section 409A (determined after giving effect to any available exemptions (including the “short-term deferral” exemption)), then the amount of cash severance payable under this Section 8 in lump-sum will be reduced by the aggregate amount of such portion of such Non-CIC Severance, which will instead be paid on the same payment schedule applicable to such amounts without regard to this Section 8 and otherwise in a manner intended to comply with Section 409A. Further, any stock options or stock appreciation rights described in Section 8(a)(iv) will remain exercisable through the date that is three months following the Qualifying Termination, or the remaining exercise period provided for in the applicable award agreement, whichever is shorter.
(c)    No Duplication of Benefits. The benefits set forth in Section 8(a) above will be paid in lieu of any Non-CIC Severance. For the avoidance of doubt, in no event will both Non-CIC Severance and benefits under Section 8 be provided to the same Participant.
SECTION 9.    Accrued Rights. The payments and benefits provided pursuant to Section 7 and Section 8, shall be provided in addition to, and not in lieu of, the Participant’s Accrued Rights, which shall be paid upon a Qualifying Termination.
SECTION 10.    Restrictive Covenants.
(a)    Acknowledgements. By participating in the Plan, a Participant acknowledges and agrees that such Participant’s agreement to enter into, and compliance with, the restrictive covenants in this Section 10 are material factors in the Company’s decision to permit the Participant to participate in the Plan, which constitutes good and valuable consideration for the covenants set forth in this Section 10.
(b)    Noncompetition; Non-solicitation. The Participant hereby agrees that for a period of (x) two years for (A) a Tier 1 Participant and (B) a Tier 2 Participant, solely to the extent such Tier 2 Participant is eligible for the payments and benefits set forth in Section 8, and (y) one year for Tier 2 Participants in all other instances, in each case of clauses (x) and (y), after the termination of the Participant’s employment for any reason (the “Relevant Period”), the Participant shall not, directly or indirectly, (i) employ, solicit or retain, or solicit, induce or encourage any other person or entity to employ or retain, any person who is, or who at any time in the 12-month period prior to such time had been, employed or retained by the Company or any of its subsidiaries or Affiliates, or solicit, induce or encourage any such person to leave employment with the Company or its Affiliates, (ii) solicit any person or entity that is, or that at any time in the 12-month period prior to such time had been, a customer or client or prospective customer or client of the Company or encourage any such person or entity to cease being a customer or client of the Company or (iii) provide services, whether as principal, agent, director, officer, employee, consultant, advisor, shareholder, partner, member or otherwise, alone or in association with any other person, corporation, partnership, limited liability company, sole proprietorship or unincorporated business or any non-U.S. business entity (whether or not for profit) (any such entity, a “Business”), to any Competing Business (as defined below) in any Restricted Area (as defined below); provided, however, that the Participant may provide services to a Business that is engaged in one or more businesses other than the segment of such Business that constitutes a Competing Business but only to the extent that the Participant does not provide services, directly or indirectly, to the segment of such Business that constitutes the Competing Business. For purposes of the Plan, the term “Competing Business” shall mean any Business engaged in manufacturing, selling, distributing or servicing laundry equipment. For purposes of the Plan, “Restricted Area” means any geographic area in the world in which the Company or any of its Affiliates is engaged in business or any other jurisdiction or marketing area in which the Company is doing (or actively planning to do) business. Notwithstanding the foregoing, the restrictions of this Section 10(b) shall not apply to the placement of general advertisements or the use of general search firm services with respect to a particular geographic area, but which are not targeted, directly or indirectly, towards employees of the Company or any of its subsidiaries. Nothing in this Section 10(b) shall be construed as prohibiting the Participant from passively owning securities of any corporation listed on a national securities exchange in an amount up to 2% of the outstanding number of such securities.
(c)    Proprietary Information; Inventions. The Company directs the Participant not to, and the Participant covenants that the Participant shall not, employ the trade secrets or proprietary information of any third party in connection with the Participant’s employment by the Company without such party’s prior written authorization. The Participant shall promptly disclose in writing and provide to the Company any original works of authorship, ideas, designs, formulae, processes, improvements, compositions of matter, computer software programs, data, information or databases, methods, procedures, systems or other inventions, discoveries, developments or improvements of any kind that the Participant conceives, reduces to practice, prepares, originates, develops, improves, modifies and/or creates, solely or jointly with others, during the period of the Participant’s employment, or as a result of such employment (collectively, “Inventions”), and whether or not any such Inventions also may be included within “Confidential Information” or “Trade Secret Information” (as defined below), or are patentable, copyrightable or protectable as trade secrets. The Participant acknowledges and agrees that the Company is and shall be the sole and exclusive owner of all rights, title and interest in and to the Inventions and, specifically, that any copyrightable works prepared by the Participant within the scope of the Participant’s employment are “works for hire” under the Copyright Act, that such “works for hire” are Inventions and that the Company shall be considered the author and sole and exclusive owner of such copyrightable works. In the event that any Invention is deemed not to be a “work for hire”, or in the event that the Participant should, by operation of law, be deemed to be entitled to retain any rights, title or interest in and to any Invention, the Participant hereby irrevocably waives all rights, title and interest and assigns to the Company all rights, title and interest, if any, in and to such Invention, without any further consideration and regardless of any use by the Company of such Invention, when or where the Invention is developed or created or whose equipment, supplies, facilities or other resources are used in its development or creation. The Participant agrees that the Company, as the owner of all Inventions, has the full and complete right to prepare and create derivative works based upon the Inventions and to use, reproduce, publish, print, copy, market, advertise, disclose, distribute, transfer, sell, publicly perform and publicly display and otherwise exploit, by all means now known or later developed, such Inventions and derivative works anywhere throughout the world and at any time during or after the Participant’s employment hereunder or otherwise.
(d)    Confidentiality and Surrender of Records.
(i)    The Participant shall use best efforts and diligence both during and after any employment with the Company, regardless of how, when or why such employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information and Trade Secret Information. The Participant shall not, directly or indirectly, use (for the Participant’s benefit or for the benefit of any other person) or disclose any Confidential Information or Trade Secret Information, for so long as it shall remain proprietary or protectable, except as may be necessary for the performance of the Participant’s duties for the Company. For purposes of the Plan, “Confidential Information” shall mean all confidential information of the Company, regardless of the form or medium in which it is or was created, stored, reflected or preserved, that is either developed by the Participant (alone or with others) or to which the Participant shall have had access during any employment with the Company. Confidential Information includes, but is not limited to, Trade Secret Information, and also includes information that is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, such information is revealed to the Company. For purposes of the Plan, “Trade Secret Information” shall mean all information, including confidential or proprietary know-how, regardless of the form or medium in which it is or was created, stored, reflected or preserved, that is not commonly known by or generally available to the public and that: (i) derives or creates economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Company’s Trade Secret Information may include, but is not limited to, all confidential information relating to or reflecting the Company’s research and development plans and activities; compilations of data; product plans; sales, marketing and business plans and strategies; pricing, price lists, pricing methodologies and profit margins; current and planned incentive, recognition and rewards programs and services; personnel; inventions, concepts, ideas, designs and formulae; current, past and prospective customer lists; current, past and anticipated customer needs, preferences and requirements; market studies; computer software and programs (including object code and source code); and computer and database technologies, systems, structures and architectures. The Participant understands that Confidential Information and/or Trade Secret Information may or may not be labeled as such, and the Participant shall treat all information that appears to be Confidential Information and/or Trade Secret Information as confidential unless otherwise informed or authorized by the Company. Nothing in the Plan shall be construed to mean that the Company owns any intellectual property or ideas that were conceived by the Participant before the Participant commenced employment with the Company and which the Participant has previously disclosed to the Company. Nothing in this Section 10(d)(i) shall prevent the Participant from complying with a valid legal requirement (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information.
(ii)    The Participant agrees that both during and after any employment with the Company, regardless of how, when or why such employment ends, if the Participant is legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information, the Participant shall promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company, to waive compliance with the provisions of this Section 10(d). Thereafter, the Participant shall use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, the Participant is compelled to disclose the Confidential Information or Trade Secret Information or else stand liable for contempt or suffer other sanction, censure or penalty, the Participant shall disclose only so much of the Confidential Information or Trade Secret Information to the party compelling disclosure as the Participant believes in good faith, on the basis of advice of counsel, is required by law, and the Participant shall give the Company prior notice of the Confidential Information or Trade Secret Information the Participant believes the Participant is required to disclose. The Company shall reimburse any reasonable legal fees and related expenses the Participant incurs in order to comply with this Section 10(d)(ii). Notwithstanding the foregoing, nothing in the Plan prohibits the Participant from (A) making reports of possible violations of U.S. federal law or regulation to any governmental agency or entity in accordance with the provisions and rules promulgated under Section 21F of the Securities Exchange Act of 1934 (“Section 21F”), or (B) seeking or obtaining a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F.
(e)    Non-disparagement. During and after any employment with the Company, regardless of how, when or why such employment ends, (i) the Participant shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or its subsidiaries or Affiliates, any of their clients, customers or businesses, or any of their current or former officers, directors, employees or shareholders and (ii) the Company shall instruct the “Company Parties” (as defined below) not to make any oral or written negative, disparaging or adverse statements or representations of or concerning the Participant; provided, however, that nothing herein shall prohibit (i) critical communications between the Participant and the Company or Company Parties during the term of the Participant’s employment and in connection with the Participant’s employment, (ii) the Participant or any Company Party from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (iii) either party from acting in good faith to enforce such party’s rights under the Plan. For purposes of the Plan, the term “Company Parties” shall mean the executive officers and designated spokespersons of the Company, acting in their capacity as representatives of the Company.
(f)    Return of Company Property. All documents, data, recordings or other property, including, without limitation, smartphones, computers and other business equipment, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for the Participant and utilized by the Participant in the course of the Participant’s employment with the Company shall remain the exclusive property of the Company and the Participant shall return all copies of such property upon any termination of the Participant’s employment and as otherwise requested by the Company during the term of the Participant’s employment.
(g)    Resignation from Offices. Upon termination of the Participant’s employment for any reason, the Participant agrees to resign, effective as of the date of such termination, from any positions that the Participant holds with the Company and its Affiliates, including the Board (and any committees thereof) and the board of directors (and any committees thereof) of any Affiliate. The Participant hereby agrees to execute any and all documentation of such resignations upon request by the Company, but the Participant shall be treated for all purposes as having so resigned upon the termination of employment, regardless of when or whether any such documentation is executed.
(h)    Reasonableness. The Participant acknowledges that in the course of the Participant’s employment with the Company, the Participant will have significant exposure and access to the Company’s Confidential Information and Trade Secret Information. In addition, the Participant acknowledges that information regarding the Company’s business and financial relations with its vendors and customers is Confidential Information and is proprietary to the Company and that any interference with such relations based directly or indirectly on the use of such information would cause immeasurable and irreparable damage to the Company. Furthermore, the Participant acknowledges that information regarding the Company’s employment relationships and service arrangements with its directors, officers and employees is Confidential Information, that the Company depends upon the unique talents, knowledge and expertise of its directors, officers and employees for its continued performance and that interference with such employment relationships or service arrangements would cause immeasurable and irreparable damage to the Company. Therefore, the Participant acknowledges that the limitations and obligations contained in this Section 10 are, individually and in the aggregate, reasonable and properly required by the Company. The Participant agrees that the Participant shall not challenge or contest the reasonableness, validity or enforceability of any such limitations and obligations.
(i)    No Other Obligations. The Participant represents that the Participant is not precluded or limited in the Participant’s ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant.
(j)    Enforcement. The Participant acknowledges and agrees that, by virtue of the Participant’s position, services and access to and use of confidential records and proprietary information, any violation by the Participant of any of the undertakings contained in this Section 10 would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law. Accordingly, the Participant agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 10. The Participant waives posting of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 10 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.
(k)    Cooperation with Regard to Litigation. The Participant agrees to cooperate reasonably with the Company, during the term of the Participant’s employment and thereafter (including following the Participant’s termination of employment for any reason), by providing information to the Company regarding matters related to such term of employment and by being available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative. In addition, except to the extent that the Participant has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the Company, the Participant agrees to cooperate reasonably with the Company, during the term of the Participant’s employment and thereafter (including following the Participant’s termination of employment for any reason), to assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, in each case, as reasonably requested by the Company. The Company agrees to pay (or reimburse, if already paid by the Participant) all reasonable travel and communication expenses actually incurred in connection with the Participant’s cooperation and assistance.

(l)    Survival. The provisions of this Section 10 shall survive the termination of the Participant’s employment and any termination of the Plan.
(m)    Company. For purposes of this Section 10, references to the “Company” shall include the Company, each subsidiary of the Company and each Affiliate (and each of their respective joint ventures and equity method investees).
SECTION 11.    Termination of Severance Benefits. A Participant’s right to receive severance benefits under the Plan will terminate immediately if, at any time prior to or during the period for which the Participant is receiving severance benefits under the Plan, the Participant materially breaches the restrictive covenants set forth in Section 10.
SECTION 12.    Payment Obligations Absolute. Upon a Change of Control, the obligations of the Company to pay or provide the payments and benefits as required by the Plan shall be absolute and unconditional and shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right that the Company may have against any Participant, except as provided in Section 14. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of the Plan, nor shall the amount of any payment or benefit under the Plan be reduced by any compensation or benefit earned or received by a Participant as a result of employment by another employer.
SECTION 13.    Other Arrangements. (a) Notwithstanding any provision of the Plan, in the case of a Participant who is eligible to receive severance payments under any Individual Agreement or any other plan, policy or arrangement maintained by the Company, such Participant shall be entitled to receive the greater of the aggregate severance payments and benefits provided under (A) such other plan, policy, agreement or arrangement and (B) the Plan; provided, however, that the severance payments and other benefits provided herein or under such other plan, policy, agreement or arrangement shall be made at the time and in the form necessary to comply with, and not trigger any taxes or penalties under, Section 409A. For the avoidance of doubt, the compensation and benefits provided under the Plan shall not result in duplication of compensation or benefits provided under any other plan, policy, agreement or arrangement.
(b)    To the extent the Company is obligated by law to pay severance pay, a termination indemnity, notice pay or the like, or if the Company is obligated by law to provide advance notice of separation (“Notice Period”), then any payment under Section 7(a) and Section 8(a) shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during the Notice Period.
SECTION 14.    Section 280G. (a) Notwithstanding any other provision of the Plan, if a Participant is a “disqualified individual” (as defined in Section 280G) and any portion of the payments or benefits under the Plan or other payments and benefits the Participant is entitled to receive, has received or would receive in connection with a “change in ownership or control” (within the meaning of Section 280G) (collectively, the “Parachute Payments”) would constitute a “parachute payment” (as defined in Section 280G), then the Parachute Payments shall be either (i) reduced so that the aggregate present value of the Parachute Payments shall be one dollar less than the amount that would subject the Parachute Payments to the excise tax imposed by Section 4999 of the Code, or (ii) paid in full (assuming all other requirements for such payment are met), whichever produces the greater net after-tax amount for such Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable tax).
(b)    If the determination made pursuant to this Section 14 results in a reduction of the Parachute Payments, the Committee shall promptly give the Participant notice of such determination. Such reduction shall be applied in the following order and, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination: (i) cash payments that do not constitute “deferred compensation” within the meaning of Section 409A; (ii) cash payments that constitute “deferred compensation” within the meaning of Section 409A; (iii) equity-based payments and acceleration of vesting; and (iv) non-cash forms of benefits; provided that, in no event may the Parachute Payments be reduced in a manner that would result in subjecting the Participant to additional taxation or penalties under Section 409A.
(c)    All determinations under this Section 14 shall be made by a nationally recognized certified public accounting firm selected by the Committee (the “Accountant”), whose determinations shall be conclusive and binding, and the Company will provide detailed supporting calculations to the Participant within 15 business days of the Change of Control or the Participant’s Qualifying Termination, as applicable. In making any such determinations, the Accountant shall conduct, and incorporate into its findings, a “reasonable compensation” analysis under Section 280G, including a valuation of any applicable restrictive covenants, and the Company and the Participant shall cooperate in good faith in connection with such valuation. All such determinations by the Accountant shall be at the Company’s expense. For purposes of making the calculations required by this Section 14, the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999. The Participant and the Company will furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make a determination under this Section 14. The Company will bear all costs the Accountant may incur in connection with any calculations contemplated by this Section 14.
(d)    As a result of the uncertainty in the application of Section 280G, it is possible that payments or benefits will have been paid or provided to or for the Participant’s benefit that should not have been so paid or provided (each, an “Overpayment”) or that additional payments or benefits which will have not been paid or provided to or for the Participant’s benefit could have been so paid or provided (each, an “Underpayment”). In the event that the Accountant, based upon the assertion of a deficiency by the U.S. Internal Revenue Service that the Accountant believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or provided shall be repaid by the Participant together with interest at the applicable U.S. Federal rate provided for in Section

7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such repayment would not either reduce the amount on which the Participant is subject to tax or generate a refund of such taxes. In the event that the Accountant, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid or provided to the Participant together with interest at the applicable U.S. Federal rate provided for in Section 7872(f)(2)(A) of the Code.
SECTION 15.    Claims. (a) Following a Qualifying Termination, the severance payments and benefits described in Section 7 and Section 8 shall be paid as described therein without any required action on the part of such Participant.
(b)    As a condition to participating in the Plan, each Participant hereby agrees that if a dispute arises out of or relates to the Plan, such dispute shall be finally settled by binding arbitration conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be a mutually agreed upon location in Fond du Lac County, WI.
(c)    For purpose of enforcing a decision in any proceeding pursuant to Section 15(b) of the Plan, or in the event that Section 15(b) of the Plan is found to be invalid or unenforceable, the Participant consents to jurisdiction in the United States District Court for the Eastern District of Wisconsin, or if that court is unable to exercise jurisdiction for any reason, then any United States District Court of competent jurisdiction, and waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction. Additionally, in the event that Section 15(b) of the Plan is found to be invalid or unenforceable, the Participant hereby waives, to the fullest extent permitted by applicable law, any right he or she may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with the Plan.
(d)    Each party shall pay their own costs and expenses (including court costs, the administrative fees, costs of the arbitrators and reasonable attorney fees, as applicable), unless ruled otherwise; provided, that if the Participant prevails in any claim, action or proceeding conducted in accordance with this Section 15, such Participant’s costs and attorney fees shall be paid by the Company; provided, further, that the non-prevailing party in any such claim, action or proceeding shall be responsible for fees and expenses, if any, uniquely attributable to arbitration (including the administrative fees and costs of the arbitrators). The arbitrators shall apply the same standards a court would apply to award any damages, attorney fees or costs. The Participant understands that the Participant is giving up no substantive rights, and this Agreement simply governs forum.
SECTION 16.    Amendments and Terminations. The Committee shall have authority to amend, modify or terminate the Plan in such respects as it shall deem advisable; provided that, no amendment, modification or termination shall (a) materially impair or abridge the obligations of the Company already incurred; (b) materially and adversely affect a

Participant’s rights under the Plan; and (c) go into effect during the Change of Control Period, including, for the avoidance of doubt, any such action revoking the designation of an individual as a Participant or otherwise adversely affecting a Participant’s rights under the Plan (including, by modifying or removing the definition of “Change of Control” under the Equity Plan, or taking any action prohibited by clauses (a) and (b) of this Section 16); provided further that any amendment, modification or termination otherwise prohibited by this Section 16 may be approved to the extent necessary to comply with applicable law.
SECTION 17.    Withholding Taxes; No Guarantee of Tax Consequences. The Company is authorized to deduct or withhold, or require the Participant to remit to the Company, any amount required to satisfy any taxes imposed on payments or benefits provided to the Participant pursuant to the Plan which are considered taxable compensation to the Participant. No representation, commitment or guarantee is made that any amounts paid under the Plan will be excludable from the recipient’s gross income for any tax purpose, or that any other tax treatment will apply or be available to such Person.
SECTION 18.    Successors; Binding Agreement. (a) The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company, as a condition precedent to such transaction, shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
(b)    Except as otherwise provided in the Plan or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or any other manner. No attempted assignment or transfer thereof shall be effective and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.
(c)    The Plan shall inure to the benefit of and be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amounts would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to such Participant’s devisee, legatee, or other designee or, if there be no such designee, to his or her estate.
SECTION 19.    Governing Law. To the extent not preempted by U.S. Federal law, all questions concerning the construction, validity and interpretation of this Plan shall be determined in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed and construed in accordance with the internal laws of the State of Wisconsin, without giving effect to the conflict of laws provisions thereof.
SECTION 20.    Section 409A. (a) It is intended that the payments and benefits provided under the Plan shall be exempt from, or comply with, the requirements of Section 409A. Each payment made under the Plan (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. The Plan shall be construed, administered and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Specifically, any taxable benefits or payments provided under the Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A, if a Participant is a “specified employee,” as determined under the Company’s policy for identifying specified employees on his or her date of termination, then all amounts due under the Plan that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following the Participant’s separation from service, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of the Participant’s separation from service (or, if the Participant dies during such six-month period, within 30 calendar days after the Participant’s death).
(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company as an employee or consultant, and for purposes of any such provision of the Plan, references to a “termination”, “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.
(c)    In no event will payment of any benefits under the Plan be made prior to a Participant’s “separation from service” or prior to the effective date of the General Release. If the Company determines that any benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the period for providing a General Release set forth at Section 5(b) above spans two calendar years, then regardless of when the General Release is returned to the Company and becomes effective, the Release Effective Date will not be deemed to have occurred, solely for purposes of the timing of payment of benefits under the Plan, until the later of the day that it would become effective under its terms or the first day of the latter calendar year.

(d)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.
(e)    Notwithstanding the foregoing, the Company makes no representation or warranty and will have no liability to the Participant or any other person if any provisions of the Plan are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.
SECTION 21.    No Right to Continued Employment. Participation in the Plan does not create a contract of employment between the Company and any Participant. The Company reserves the right to terminate the employment of any Participant at any time for any reason, just as each Participant has the right to terminate his or her employment at any time for any reason.
SECTION 22.    Miscellaneous. (a) The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan and shall not be employed in the construction of the Plan. The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”. Unless otherwise specifically indicated, any law defined or referred to herein means such law as from time to time amended, modified or supplemented, including by succession of comparable successor laws, and all rules and regulations promulgated thereunder.
(b)    The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.
(c)    Any notice required or permitted to be given under the Plan shall be sufficient if in writing and if delivered personally or by certified mail to the Participant at the Participant’s place of residence as then recorded on the books of the Participant or to the Company at its principal office.
(d)    Except as otherwise required by law or as specifically provided in any plan or program maintained by the Company, no payment under the Plan shall be included or taken into account in determining any benefit under any pension, thrift, profit sharing, group insurance or other benefit plan maintained by the Company.
(e)    Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions of the Plan, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Exhibit A
FORM OF PARTICIPATION NOTICE
Name: ___________________
You have been designated as eligible to participate in the Alliance Laundry Holdings Inc. Senior Executive Severance and Change of Control Plan (the “Plan”), a copy of which is attached to this Participation Notice.
You will receive the benefits set forth in the Plan if you meet all the eligibility requirements set forth in the Plan, including, without limitation, executing the required General Release within the applicable time period set forth therein, allowing such General Release to become effective in accordance with its terms and complying with the restrictive covenants described in Section 10.
Your Plan Tier has been designated as: Tier __
Eligibility for benefits under Sections 7 and 8 of the Plan: Yes __ No __
To accept the terms of this Participation Notice and participate in the Plan, please sign and date this Participation Notice in the space provided below and return it to _____________ no later than _________, ____.
Participant
______________________________
[●]
Date:
A-1

Exhibit B
RELEASE AGREEMENT
On file with the Company.
B-1